Exhibit 10.1
EMPLOYMENT AGREEMENT
This Agreement is entered into effective as of April 30, 2010, by and between James L. Lipscomb, having an address at P.O. Box 494, Purchase, New York (herein referred to as “you” or “your”) and MetLife, Inc., a Delaware corporation, (herein referred to as “MetLife, Inc.” or “we”) having an address at 1095 Avenue of the Americas, on the following terms and conditions:
In order to effectively provide for a smooth and orderly transition on all matters to your successor General Counsel and executive officer in charge of Legal Affairs, we are proposing that your employment with MetLife Group, Inc. continue on the following terms.
I. Assignment Duration: May 1, 2010 through February 28, 2011. Each of the terms described below will apply during the Assignment Duration. Your employment with MetLife Group, Inc. will end at the conclusion of this period, or earlier in the event of your death.
II. Responsibilities:
At the request of the Chief Executive Officer (CEO) or General Counsel (GC) of MetLife, Inc., you will provide information and advice to the CEO, GC or other MetLife management regarding the following matters or others as reasonably requested by the CEO or GC:
•	MetLife Legal Affairs employees or outside counsel:
a      performance;
b      roles and responsibilities;
c      organizational structure; or
d      any other aspect of these matters;
•	Present or past MetLife legal matters, such as litigation, regulatory applications or inquiries, legislative affairs, and matters related to the terms, closing, and integration of any mergers and acquisition transactions; and

•	MetLife’s relationships with regulators or other government officers, bodies, or agencies.
It is understood by both parties that your performance expectations are as set forth above. It is further understood by the parties that from time to time it may not be practical for you be present at a MetLife office to perform these Responsibilities and that in those cases verbal contact will be sufficient.
II. Reporting Relationships and Non-Officer Status:
In accepting this new position, you will continue to report directly to the CEO (or otherwise as he directs). You will no longer be a member of the Executive Group or an officer or director of MetLife, Inc., Metropolitan Life Insurance Company, MetLife Group, Inc. or any other affiliate of MetLife, Inc. (together, for purpose of each use of the term in this letter, “MetLife”), or a trustee or fiduciary of any trust or benefit plan associated with MetLife, or a representative of MetLife on any committees or other associations. As such your resignation from each such position you held as of April 30, 2010 will be effective April 30, 2010.

Your title will immediately be “Special Counsel.” You will continue to serve as an attorney for MetLife, with attendant duties of loyalty and confidentiality. MetLife, Inc. will indemnify and hold you harmless from any and all claims arising out of or in connection with any service or advice that you provide in connection with this agreement, including but not limited to attorneys fees and costs, to the same extent as it indemnifies and holds harmless its officers under its bylaws.
MetLife will make administrative support, including a secretary, available to you when and as needed to perform your MetLife duties.
MetLife will provide you the use a MetLife car and driver when and as needed to perform your MetLife duties. Your administrative assistant should schedule any such use.
Any of your MetLife businesses expenses will continue to be submitted for approval under MetLife’s normal expense reimbursement policies through MetLife’s Chief Accounting Officer.
Your MetLife e-mail account and phone number will continue, subject to the same MetLife’s technology policies as applicable to other employees.
MetLife will provide you visitor office space at MetLife’s New York office for your use to perform your MetLife duties. In order to use this space, you will inform your administrative assistant 24 hours in advance (or, for use the day after a non-business day, by the morning of the prior business day). When not in use by you, the space may be made available to other employees.
You will work in MetLife’s New York office to the extent the GC or CEO reasonably request from time to time. On other occasions, we will provide you the opportunity to work from another MetLife office location or to work from your residence if you so desire. We will provide 24 hour advance notice of any requirement for you to work at a MetLife office and provide transportation to and from that office. Any advice or service required of you at a MetLife office under this Agreement will be by appointment in order to allow for coordination of schedules between the parties.
You will not be employed by, serve as an officer of, or provide services in any capacity to any employer or business entity other than MetLife. You may, however, serve non-profit charities in any capacity or serve as an independent, non-employee director of a business or non-profit charity.
The use of MetLife space at 200 Park Avenue for organizations you are a member of will continue to be available to you. You will provide advance notice and reservations for use of the space.
III. Remuneration:
Your employment at MetLife will continue at the annual base salary rate of $510,000 (less applicable withholding for taxes and other required items).
Assuming that you remain employed through February 28, 2010, you will be eligible to receive annual cash and long-term stock-based incentive awards in February 2011 at the discretion of the

MetLife, Inc. Compensation Committee (the “Committee”). Assuming also that you meet or exceed the CEO’s reasonable performance expectations during the Assignment Duration, determined by him in good faith, and all aspects of MetLife’s financial performance are at least at the level called for by MetLife, Inc.’ s 2010 business plan (which determination shall be made in February, 2011), MetLife management will recommend to the MetLife, Inc. Compensation Committee that you be paid an annual cash incentive award of $1.5 million and long-term stock-based awards with a compensation valuation of approximately $2.3 million (less withholding for taxes and other required items) in February, 2011, using the same compensation valuation methodology to determine the number of stock options and/ or performance shares as is used for MetLife, Inc. executives’ awards generally in February 2011.
While you remain an employee of MetLife Group, Inc., you will be eligible for employee benefits subject to the terms of the applicable MetLife employee benefit plans.
This letter includes all of the terms of your employment during the Assignment Duration, and no other agreements, promises, or statements, oral or written, will survive or apply. The terms of this letter will be governed by New York law without regard to choice of law principles. In the event that any of the terms of this letter are held invalid or unenforceable, the rest of the terms of this letter will remain valid and enforceable. This letter can not be amended except by a written document signed by you and an officer of MetLife, Inc.
This Agreement is subject to review by the MetLife, Inc. Compensation Committee (the “Committee”), and the Committee’s approval is a condition of its continuing in effect on and after July 31, 2010.
IN WITNESS WHEREOF, the parties have executed this Agreement as the date first written above.
MetLife, Inc.

By:	/s/ Kathleen A. Henkel Kathleen A. Henkel	/s/ James L. Lipscomb James L. Lipscomb
Executive Vice President Human Resources

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